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                                                                      EXHIBIT 22
                                  SSE TELECOM
                          SUBSIDIARIES OF REGISTRANT

                             SSE Technologies
                             Corporate Telecom Services, Inc.
                             Satellite Systems Engineering, Inc.
                             SSE International, Inc.